STRATOS RENEWABLES CORPORATION
a Nevada corporation

COMPENSATION COMMITTEE CHARTER

Adopted April 11, 2008

The Board of Directors (the “Board”) of Stratos Renewables Corporation, a Nevada corporation (the “Corporation”) has adopted this charter (the “Charter”) for its Compensation Committee (the “Compensation Committee”) as of the date first written above.

1. Purpose of the Compensation Committee

The purpose of the Compensation Committee of the Corporation shall be to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and other executive officers and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”). The Compensation Committee has overall responsibility for overseeing the Corporation’s compensation and benefits policies generally, evaluating senior executive performance and reviewing the Corporation’s management succession plan, and recommending compensation for the Corporation’s chief executive officer and other executive officers to the Board for determination.

2. Composition of the Compensation Committee

Number and Qualifications. The Compensation Committee shall initially be comprised of not less than three (3) Directors. Each Director who serves on the Compensation Committee must be affirmatively determined by the Board to satisfy the requirements established by the rules of the American Stock Exchange LLC (“AMEX”) to be considered an “independent” member of the Board. The number of members of the Compensation Committee may be increased or decreased by the Board.

Appointment and Removal. The chairman and members of the Compensation Committee will be appointed by and serve at the discretion of the Board. The chairman of the Compensation Committee should generally have served at least one (1) year on the Compensation Committee prior to becoming chairman. Each appointed member of the Compensation Committee shall be subject to annual reconfirmation and may be removed by the Board at any time, provided that the Board must, at all times, assure that the Compensation Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Compensation Committee members.

3. Specific Responsibilities and Duties of the Compensation Committee

Compensation and Benefits in General. The Compensation Committee shall review and make recommendations to and for the approval of the Board regarding the Corporation’s compensation and benefits policies generally (subject, if applicable, to stockholder ratification), including reviewing and recommending any incentive-compensation plans and equity-based plans of the Corporation. In reviewing such compensation and benefits policies, the Compensation Committee may consider the recruitment, development, promotion, retention and compensation of senior executives and other employees of the Corporation and any other factors that it deems appropriate. The Compensation Committee shall report the results of such review and recommend action with respect to the Corporation’s compensation and benefits policies to the Board.

Executive Compensation. The Compensation Committee shall recommend compensation for the chief executive officer and other executive officers of the Corporation annually and as vacancies or newly created positions occur. The Compensation Committee shall review and make recommendations to and for the approval of the Board regarding compensation for each of the Corporation’s senior executives, including his or her annual base salary level, annual incentive compensation, long-term incentive compensation, employment, severance and change-in-control agreements, if any, and any other compensation, ongoing perquisites or special benefit items.

In so reviewing and making such recommendations regarding executive compensation, the Compensation Committee shall, among other things, identify corporate goals and objectives relevant to executive compensation, evaluate each executive’s performance in light of such goals and objectives and set each executive’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Corporation (including the cost to the Corporation of such compensation), and determine any long-term incentive component of each executive’s compensation based on awards given to such executive in past years, the Corporation’s performance, stockholder return and the value of similar incentive awards relative to such targets at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Corporation (including the cost to the Corporation of such compensation).

The Compensation Committee shall report the results of such review and make recommendations with respect to the compensation of the Corporation’s senior executives to the Board. The Compensation Committee may delegate to one or more officers of the Corporation the authority to make grants and awards to any non-Section 16 officer of the Corporation under such of the Corporation’s incentive-compensation or other equity-based plans as the Compensation Committee deems appropriate and in accordance with the terms of such plans.

Disclosure. The Compensation Committee shall produce the report on executive compensation that the Commission requires to be included in the Corporation’s annual proxy statement. A copy of this Charter will be made available to stockholders without charge and on the Corporation’s website, if required under applicable rules and regulations. The Corporation’s Annual Report on Form 10-K will state that this Charter is available in print to stockholders upon request, if required under applicable rules and regulations.

Reporting to the Board. The Compensation Committee shall make regular reports to the Board. These reports will include a review of any recommendations or issues that arise with respect to the Corporation’s compensation and benefits policies, executive and director compensation, performance of management and management succession planning and any other matters that the Compensation Committee deems appropriate or is requested to be included by the Board.

The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Nominating and Corporate Governance Committee and Board for review and approval.

4. Operations of the Compensation Committee

Meetings. The Compensation Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter. The chairman of the Compensation Committee, in consultation with the other Compensation Committee members, shall determine the frequency and length of the Compensation Committee meetings, and shall set meeting agendas consistent with this Charter. No senior executive should attend that portion of any meeting where such executive’s performance or compensation is discussed, unless specifically invited by the Compensation Committee. The Compensation Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Outside Consultants. The Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of chief executive officer or senior executive compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms.

Delegation. Except as otherwise prohibited by law, the Corporation’s Articles of Incorporation or the Corporation’s Bylaws, the Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Compensation Committee when it deems appropriate and in the best interest of the Corporation.